                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                             SCHEDULE 13G
                            (RULE 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
        RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO RULE 13d-2(b)



               American Real Estate Investment Corporation
--------------------------------------------------------------------------------
                            (Name of issuer)


                Common Stock, par value $.001 per share*
--------------------------------------------------------------------------------
                     (Title of class of securities)


                                 029166105
--------------------------------------------------------------------------------
                               (CUSIP number)


                             December 23, 1998
--------------------------------------------------------------------------------
          (Date of event which requires filing of this statement)


* AEW Capital Management, L.P. (the "Recording Person") currently owns Series A Convertible Preferred Stock, par value $.001 per share, of American Real Estate Investment Corporation, which is convertible into Common Stock in accordance with the terms of the Series A Convertible Preferred Stock.

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /x/ Rule 13d-1(c)

     / / Rule 13d-1(d)


                  (Continued on the following pages)

                              SCHEDULE 13G

CUSIP No. 029166105                                          Page 2 of 10 Pages
          ---------                                          ------------------

-------------------------------------------------------------------------------
   1 NAMES OF REPORTING PERSONS
     S.S. or I.R.S. Identification Nos. of above persons

     AEW Capital Management, L.P.
-------------------------------------------------------------------------------
   2 CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  / /
-------------------------------------------------------------------------------
   3 SEC USE ONLY

-------------------------------------------------------------------------------
   4 CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                     1,212,121
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                      None
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                  1,212,121
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                  None
-------------------------------------------------------------------------------
   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,212,121 shares of the Common Stock
-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      / /
-------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     14.15%
-------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------

                          * SEE INSTRUCTIONS

                              SCHEDULE 13G


CUSIP No. 029166105                                          Page 3 of 10 Pages
          ---------                                          ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     AEW TSF, L.L.C.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                     1,212,121
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                      None
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                  1,212,121
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                  None
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,212,121 shares of the Common Stock
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     14.15%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
     OO
-------------------------------------------------------------------------------

                          * SEE INSTRUCTIONS

                              SCHEDULE 13G


CUSIP No. 029166105                                          Page 4 of 10 Pages
          ---------                                          ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     AEW TSF, Inc.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                     1,212,121
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                      None
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                  1,212,121
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                  None
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,212,121 shares of the Common Stock
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     14.15%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------

                          * SEE INSTRUCTIONS

                              SCHEDULE 13G


CUSIP No. 029166105                                          Page 5 of 10 Pages
          ---------                                          ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     AEW Capital Management, Inc.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                     1,212,121
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                      None
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                  1,212,121
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                  None
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,212,121 shares of the Common Stock
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     14.15%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------

                          * SEE INSTRUCTIONS

                              SCHEDULE 13G


CUSIP No. 029166105                                          Page 6 of 10 Pages
          ---------                                          ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     AEW Targeted Securities Fund, L.P.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                     1,212,121
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                      None
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                  1,212,121
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                  None
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,212,121 shares of the Common Stock
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     14.15%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------

                          * SEE INSTRUCTIONS

                               STATEMENT ON SCHEDULE 13G


Item 1(a).  NAME OF ISSUER:
            ---------------

            American Real Estate Investment Corporation
            -------------------------------------------------------------------


Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            ------------------------------------------------

            620 West Germantown Pike, Suite 200
            Plymouth Meeting, PA 19462
            -------------------------------------------------------------------


Item 2(a).  NAME OF PERSON FILING:
            ----------------------

            AEW Capital Management, L.P.
            AEW Capital Management, Inc.
            AEW TSF, Inc.
            AEW TSF, L.L.C.
            AEW Targeted Securities Fund, L.P.
            -------------------------------------------------------------------


Item 2(b).  BUSINESS MAILING ADDRESS FOR EACH OF THE PERSONS FILING:
            -----------------------------------------------------------

            c/o AEW Capital Management, Inc.
            225 Franklin Street
            Boston, MA 02110
            -------------------------------------------------------------------


Item 2(c).  CITIZENSHIP:
            -----------

            AEW Capital Management, Inc. - Massachusetts
            AEW TSF, Inc. - Delaware
            AEW TSF, L.L.C. - Delaware
            AEW Targeted Securities Fund, L.P. - Delaware
            AEW Capital Management, L.P. - Delaware

            -------------------------------------------------------------------
Item 2(d).  TITLE OF CLASS OF SECURITIES:
            -----------------------------

            Common Stock, par value $.001 per share, of American Real Estate Investment Corporation
            -------------------------------------------------------------------


Item 2(e).  CUSIP NUMBER:
            -------------

            029166105
            -------------------------------------------------------------------


Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

Item 4.  OWNERSHIP:
         ----------

    (a) Amount Beneficially Owned:
        1,212,121 shares of Common Stock
    ---------------------------------------------------------------------------

    (b) Percent of class:
        14.15%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:
              1,212,121 shares of Common Stock
              -----------------------------------------------------------------


         (ii) shared power to vote or to direct the vote:
              None
              -----------------------------------------------------------------


        (iii) sole power to dispose or to direct the disposition of:
              1,212,121 shares of Common Stock
              -----------------------------------------------------------------


         (iv) shared power to dispose or to direct the disposition of:
              None
              -----------------------------------------------------------------

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         ---------------------------------------------

         Not Applicable


Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         ----------------------------------------------------------------

         Not Applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         ------------------------------------------------------------------

         Not Applicable


Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         ----------------------------------------------------------

         Not Applicable


Item 9.  NOTICE OF DISSOLUTION OF GROUP:
         -------------------------------

         Not Applicable


Item 10. CERTIFICATION:
         --------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 31, 1998               AEW Capital Management, L.P.

                                       By:   AEW Capital Management, Inc.,
                                             its general partner

                                       By:   /s/ J. Grant Monahon
                                             ------------------------------
                                             Name: J. Grant Monahon
                                             Title: Vice President


                                       AEW Capital Management, Inc.

                                       By:   /s/ J. Grant Monahon
                                             ------------------------------
                                             Name: J. Grant Monahon
                                             Title: Vice President

                                       AEW TSF, L.L.C.

                                       By:   AEW TSF, Inc., its managing member

                                       By:   /s/ J. Grant Monahon
                                             ------------------------------
                                             Name: J. Grant Monahon
                                             Title: Vice President


                                       AEW TSF, Inc.

                                       By:   /s/ J. Grant Monahon
                                             ------------------------------
                                             Name: J. Grant Monahon
                                             Title: Vice President



                                       AEW Targeted Securities Fund, L.P.

                                       By:   AEW TSF, L.L.C., its
                                             general partner

                                       By:   AEW TSF, Inc., its managing
                                             member

                                       By:   /s/ J. Grant Monahon
                                             ------------------------------
                                             Name: J. Grant Monahon
                                             Title: Vice President